Exhibit 99.2

PSB DECLARES $.38 CASH DIVIDEND PER SHARE

AND SPECIAL 5% STOCK DIVIDEND

Wausau, Wisconsin [OTCQB:PSBQ] – PSB Holdings, Inc. (PSB) announced that its board of directors on June 19, 2012 declared a regular semi-annual cash dividend of $.38 per share, payable July 30, 2012 to shareholders of record as of July 16, 2012.  This represents an increase of 2.7% over the semi-annual cash dividend of $.37 per share declared last year on June 21, 2011.  The current dividend continues a 48 year tradition of cash dividends to PSB shareholders.  Based on recent trades of PSB’s common stock, available through brokers and traded on the Over the Counter Bulletin Board Exchange and OTC Markets under the stock symbol PSBQ, the annualized cash dividend yield is approximately 3.01% of current market price per share.

To celebrate the 50th anniversary of Peoples State Bank, the board of directors also announced a special 5% stock dividend payable in additional voting common shares of PSB.  The shares will be paid on July 30, 2012, following the $.38 cash dividend, to shareholders of record as of July 16, 2012 with fractional shares paid in cash.  President Peter Knitt indicated, “Peoples State Bank was founded on August 1, 1962 to serve the financial needs of local small business owners and their families.  During its long history through economic ups and downs, Peoples has continued to expand and build on this commitment and has delivered strong financial results to shareholders.  This special 5% stock dividend is just one way we are commemorating the Bank’s 50th anniversary and to thank shareholders for their long-term support.”  The most recent special 5% stock dividend was paid to shareholders during January 2004.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank and Marathon State Bank.  Peoples holds $600 million in total assets and is headquartered in Wausau, Wisconsin, operating eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  Marathon State Bank holds $100 million in total assets operating in one location in the Village of Marathon City and was acquired by PSB on June 14, 2012.  Marathon State Bank is expected to be merged into Peoples State Bank later in 2012.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.  PSB Holdings, Inc. is publicly owned and traded under stock symbol PSBQ.  More information about PSB, its management, and its financial performance may be found at http://www.psbholdingsinc.com/.  PSB’s common stock is available for purchase on the open market by contacting your investment advisor.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future shareholder dividend levels, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions referenced under “Forward-Looking Statements” and elsewhere in Item 1A of PSB’s Form 10-K for the year ended December 31, 2011.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to this release of dividends declared.